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                                                                     EXHIBIT h.2

                          ACCOUNTING SERVICES AGREEMENT

        THIS ACCOUNTING SERVICES AGREEMENT is made as of June ____, 2002, by and between The Metzler/Payden Investment Group (the "Client") and BOSTON SAFE DEPOSIT AND TRUST COMPANY ("Boston Safe") .

        WHEREAS, the Client wishes to retain Boston Safe to provide certain accounting services with respect to the series of mutual funds (each a Fund and collectively the "Funds") sponsored by Client as identified in Schedule A hereto, and as such Schedule A may be amended from time to time as provided herein to add or delete Funds, and for which Funds Boston Safe also acts as Custodian pursuant to that certain Custody Agreement, dated as of June __, 2002, between Client and Boston Safe;

        WHEREAS, Boston Safe is willing to furnish such services to the Client as provided for herein;

        NOW THEREFORE, it is agreed between the parties hereto as follows:

1.      APPOINTMENT.

        The Client appoints Boston Safe to provide accounting services for the period and terms set forth in this Agreement. Boston Safe accepts such appointment and agrees to furnish the services in return for the compensation as provided in Section 4 of this Agreement.

2.      ACCOUNTING SERVICES.

        Subject to the supervision and direction of the Client, Boston Safe undertakes to do the following services:

        (a) Boston Safe shall maintain the general ledger for each Fund, process portfolio transactions, including corporate actions, monitor daily income and expenses and calculate each Fund's net asset value in accordance with Client's instructions and agreed upon rules for valuation. Boston Safe shall price the securities, including foreign currency holdings and any other holdings, of each Fund for which market quotations are available by use of outside services designated by Client. Boston Safe shall price all other securities, including foreign currency holdings and any other holdings, in accordance with Client's instructions.

        (b) Boston Safe shall provide reporting information to Client or its independent auditors for the purpose of the Client's or its independent auditor's determination of income, dividend and capital gains distributions; calculate daily yields, seven day yields and SEC 30 day yields on a weekly basis as agreed; reconcile cash movements with the Funds' custodian; reconcile with the Funds' custodian all daily trade activity; process all transfer agent activity as directed by Client or its Transfer agent; distribute daily net asset values, dividend rates and yields


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to transfer agents, NASDAQ and third parties as directed by the client; provide daily reports of security positions; provide reports to Client or its independent auditors for the purpose of preparation of quarterly financial reports to the Funds' Boards of Directors as reasonably requested; prepare trial balance, portfolio listings and workpapers necessary for Client or its independent auditors to prepare semi-annual and annual reports to shareholders; and prepare such other reports as mutually agreed upon from time to time.

        (c) Providing the Client with such other accounting services and reports as may be reasonably requested by the Client in writing, provided that the Client supplies all necessary information enabling Boston Safe to supply such services.

        (d) Boston Safe will keep and maintain on behalf of the Client such books and records as agreed which the Client may be required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation, Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as may be amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services provided. Client shall advise Boston Safe in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.

        (e) Boston Safe agrees that all records which it maintains for the Client shall be considered the property of the Client and further agrees to surrender promptly to the Client copies of any of such records upon the Client's request.

        (f) Boston Safe shall assist the Funds' independent accountants, or upon approval of Client or upon demand, any regulatory body, in any requested review of any Fund's accounts and records maintained by Boston Safe, but shall be reimbursed by Client for all reasonable expenses and employee time invested in any such review outside of routine and normal periodic reviews.

        (g) As Client and Boston Safe shall agree upon from time to time, upon receipt from Client of any necessary information or instructions, Boston Safe shall provide information from the books and records it maintains for any Fund that Client needs for such Fund's tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests.

        (h) If, within forty-five (45) days after Boston Safe sends to the Client a statement with respect to the accounting services or reports provided, the Client has not given Boston Safe written notice of any exception or objection thereto, such statement shall be deemed to have been approved, and in such case, Boston Safe shall not be liable for any matters in such statements. The Client shall have the right at its own expense to inspect Boston Safe's books and records directly relating to its accounts during normal business hours or to designate an accountant to make such inspection.

3.      COMMUNICATIONS.

        In performing the services under this Agreement, Boston Safe shall act in accordance with the written instructions and other directions of the Client or any duly authorized agent of the


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Client. For purposes of this Agreement, "written instructions" shall mean an authorized letter, facsimile or e-mail. Written instructions whether by letter or facsimile must be signed, or purport to be signed by authorized signatories whose names and specimen signatures have been previously provided to Boston Safe. E-mail instructions must appear to originate from an authorized person's e-mail address. In the event Client elects to give oral instructions or directions, Boston Safe may, but need not request confirmation, and may act upon the same and shall be as fully protected as if such instructions had been written instructions.

4.      COMPENSATION AND EXPENSES.

        (a) Boston Safe shall be entitled to compensation in accordance with the fees set forth in Schedule B, attached. For purposes of determining fees payable to Boston Safe, the value of the Client's net assets shall be computed net of liabilities on a trade date, full accrual basis. Schedule B may be modified by Boston Safe to reflect material changes for additional services upon not less than thirty (30) days' prior written notice to the Client.

        (b) Schedule B shall include examples of out-of-pocket disbursements of Boston Safe for which Boston Safe shall be entitled to bill separately. Boston Safe will bill the Client as soon as practicable after the end of each calendar month. The Client will promptly pay to Boston Safe the amount of such billing.

        (c) Upon any termination of this Agreement before the end of the month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period.

        (d) If compensation or out-of-pocket expenses are not paid, Boston Safe shall be entitled to charge the same against any money held on behalf of the Client together with the amount of any loss, damage, liability or other expense incurred with respect to the Client, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement.

5.      INDEMNITIES, STANDARD OF CARE AND LIMITATIONS OF LIABILITY.

        (a) Boston Safe, its directors, officers, employees, shareholders and agents shall not be liable for, and Client shall indemnify and hold harmless Boston Safe, its directors, officers, employees, shareholders and agents from and against, any and all claims, demands, expenses (including reasonable legal expenses) and liabilities which Boston Safe may sustain or incur or which may be asserted against Boston Safe by any person by reason of, or as a result of:

            (i) any action taken or omitted by Boston Safe pursuant to this Agreement, except for any loss or damage arising from any negligent act or willful misconduct of Boston Safe;

            (ii) any action taken or omitted by Boston Safe in reliance upon any instrument, certificate, order, or other document reasonably believed by Boston Safe to be genuine and to be signed, countersigned or executed by any duly authorized person;


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            (iii) any action taken or omitted by Boston Safe in reliance upon written or oral instructions reasonably believed to be issued by a duly authorized person of the Client or agent of the Client or upon the opinion of legal counsel for the Client or counsel for Boston Safe;

            (iv) any action taken or omitted by Boston Safe in good faith reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; or

            (v) any action taken or omitted by any other person in carrying out any responsibility imposed upon such person, provided, however, that should Boston Safe delegate any responsibility as permitted by this Agreement, it shall remain responsible therefore as if it were carrying out such responsibility itself;

        (b) In order that the indemnification provisions contained in this paragraph 5 shall apply, upon the assertion of a claim for which Client may be required to indemnify Boston Safe, Boston Safe shall promptly notify Client of such assertion, and shall keep Client advised with respect to all developments concerning such claim. The Client shall have the option to participate with Boston Safe in the defense of such claim or to defend against said claim in its own name or in the name of Boston Safe through counsel reasonably acceptable to Boston Safe. Boston Safe shall in no case confess any claim or make any compromise in any case in which Client may be required to indemnify Boston Safe, except with Client's prior written consent.

        (d) Boston Safe shall not have or be required to have any authority to supervise any investment or reinvestment of any securities, cash or other property which comprise the assets of the Client and shall not provide any investment advisory, cash management, trade settlement, or any custodial or related services to the Client under the terms of this Agreement.

        (e) In performing its services under this Agreement, Boston Safe shall obtain and may rely upon prices and quotes obtained pursuant to paragraph 2(a) of this Agreement, and shall be without liability or responsibility for any loss occasioned by such reliance.

        (f) The Client acknowledges that Boston Safe will be receiving, analyzing, relying and acting upon certain accounting information and other data maintained and provided by the Client or its agents ("Client Data") which Client Data is necessary for Boston Safe to use in meeting its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Client shall be solely responsible for the accuracy of all Client Data provided to Boston Safe and Boston Safe shall be entitled to rely fully upon such Client Data without liability or responsibility for any loss occasioned by such reliance. Boston Safe shall have no liability for and shall be indemnified against, any losses, claims, liabilities, fees, damages, costs or expenses incurred by the Client or its underlying clients or any other third party arising from or relating to, inaccurate, incorrect or duplicative Client Data.


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        (g) Except for Boston Safe's obligations as set forth in this Agreement, the Client assumes full responsibility for compliance with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, and any other laws, rules and regulations of governmental authorities having jurisdiction. Boston Safe shall have no obligation to take cognizance of any laws relating to the sale of the shares of Client's Fund(s).

        (h) Notwithstanding anything in this Agreement to the contrary, Boston Safe shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Fund or the Client resulting from any event beyond the reasonable control of Boston Safe, or its agents, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Client's or Fund's property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event.

        (i) Neither party to this Agreement shall be liable to the other party for any indirect, consequential or special damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

6.      TERM AND TERMINATION.

        (a) This Agreement shall be effective on the date first set forth above and shall remain in force until terminated pursuant to the provisions of subsection (b) of this Section 6.

        (b) This Agreement may be terminated at any time without payment of any penalty, upon ninety (90) days' written notice by the Client or by Boston Safe to the other party.

        (c) In the event of a dispute following the termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabilities of the parties.

7.      AMENDMENT.

        This Agreement, including any Schedule hereto, may be modified or amended only by an instrument in writing signed by the party against which enforcement of the modification or amendment is sought.

8.      LIMITATION OF PORTFOLIO LIABILITY.

        Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to Client shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights,


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obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

9.      MISCELLANEOUS.

        (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Client or Boston Safe shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may designate in writing:

               TO THE CLIENT:

               The Metzler/Payden Investment Group
               333 South Grand Avenue, 32nd Floor
               Los Angeles, California 90071

               Attention:
               Telecopy:
               Telephone:


               TO BOSTON SAFE:

               Boston Safe Deposit and Trust Company
               135 Santilli Highway
               Boston, Massachusetts 02149

               Attention:
               Telecopy:
               Telephone:

        (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

        (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

        (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.


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        (e) The Client and Boston Safe agree that the obligations of the parties under this Agreement shall not be binding personally upon any of the officers or employees, whether past, present or future, of the parties, but are binding only upon the parties, and their respective assets and property.

        (f) The execution and delivery of this Agreement has been duly authorized by each party, and signed by their duly authorized representatives, and neither such authorization or such execution and delivery by the duly authorized representatives of the parties shall be deemed to have been made by any individual in his or her personal capacity so as to impose any liability on any of them personally, but shall bind only parties and their respective assets and property.

        (g) The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

        (h) If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                    BOSTON SAFE DEPOSIT AND TRUST COMPANY

                                    By: _____________________________________
                                    Name: ___________________________________
                                    Title: ____________________________________

                                    THE METZLER/PAYDEN INVESTMENT GROUP

                                    By: ______________________________________


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                                   SCHEDULE A

                                  MUTUAL FUNDS
                            (as of June __, 2002)

                    Metzler/Payden International Equity Fund
                         Metzler/Payden ADR Equity Fund
                      Metzler/Payden European Equity Fund

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                                   SCHEDULE B

                            COMPENSATION AND EXPENSES